EXHIBIT 99.1

Xenon Pharmaceuticals Reports 2014 Financial Results and Provides Corporate Update

Progress in Partnered Programs and Proprietary Development Pipeline

Conference Call/Webcast Today at 4:30 p.m. Eastern Time

BURNABY, British Columbia, March 12, 2015 (GLOBE NEWSWIRE) -- Xenon Pharmaceuticals Inc. (Nasdaq:XENE), a clinical-stage biopharmaceutical company, today reported its financial results for the year ended December 31, 2014, and provided a corporate update for 2015.

Dr. Simon Pimstone, Xenon's President and Chief Executive Officer, said, "2014 was a pivotal year in Xenon's history, marked by our evolution to a publicly traded company following our successful initial public offering and by significant progress in advancing our partnered programs and our proprietary pipeline of internally developed product candidates."

"We are excited about our Extreme Genetics® discovery platform which has enabled us to identify promising drug targets and we have leveraged our integrated drug discovery capabilities, including significant ion channel expertise, to develop a diversified pipeline of products and product candidates. In 2014, our collaborators Teva and Genentech made important advances in the clinical development of our partnered programs while we increased our focus on our proprietary product candidates. With the proceeds from our IPO and continued support from our partners, we are looking forward to a number of anticipated milestones in 2015. These include the planned European launch of Glybera®, developed by our licensee uniQure, clinical trial milestones in our partnered programs with Teva and Genentech and in our internal acne program. We are also focused on advancing our Extreme Genetics and ion channel targets for treating important diseases such as Dravet Syndrome," continued Dr. Pimstone.

Xenon also announced today a management promotion. Ian Mortimer, Chief Financial Officer, is promoted to the position of Chief Financial Officer and Chief Operating Officer. In his expanded role, Mr. Mortimer will assume broader internal responsibilities.

Recent Progress and 2015 Anticipated Milestones

Partnered Pain Programs with Teva and Genentech

  Xenon's partner Teva Pharmaceutical Industries Ltd. (NYSE:TEVA) is currently conducting a 300-patient, randomized, double-blind, placebo-controlled Phase 2b clinical trial for TV-45070 in osteoarthritis. Data from the trial are expected in the third quarter of 2015. TV-45070 is a topically applied small-molecule inhibitor of the sodium channel Nav1.7 and other sodium channels, including those that are expressed in the pain-sensing peripheral nervous system.
  Teva has recently expanded the clinical development of TV-45070 and has initiated a Phase 2b clinical trial of TV-45070 in patients with post-herpetic neuralgia, or PHN. The first patient is anticipated to be dosed in March 2015. The anticipated completion date for the Phase 2b clinical trial is mid-2016.
  Xenon's partner Genentech, a member of the Roche Group (SIX:RO) (SIX:ROG) (OTCQX:RHHBY), is currently conducting a Phase 1 clinical trial for GDC-0276. The Phase 1 clinical trial has recently been expanded and is expected to complete enrollment in the second half of 2015. GDC-0276 is a selective, oral Nav1.7 small-molecule inhibitor being developed for the treatment of pain.
  In 2014, Xenon and Genentech formed a second collaboration focused on the discovery of novel pain targets in rare human pain disorders where individuals have either an inability to perceive pain or where individuals have non-precipitated spontaneous severe pain. A key goal of this collaboration is to identify new pain targets for drug discovery in 2015.

Glybera: First Commercial Launch in Europe

  Based on guidance from its licensee uniQure Biopharma B.V. (Nasdaq:QURE), Xenon expects that Glybera will be launched in Europe in the first quarter of 2015. Glybera is the first gene therapy product approved in the European Union for the treatment of the orphan disorder lipoprotein lipase deficiency, and is the first product whose active ingredient was derived from Xenon's platform to receive commercial approval. Glybera is being commercialized by uniQure's partner, Chiesi Farmaceutici S.p.A., and Xenon is eligible to receive a royalty on commercial sales.

Xenon's Proprietary Programs

  XEN801, is a stearoyl Co-A desaturase, or SCD1 inhibitor, for the treatment of acne. Xenon expects to file an investigational new drug, or IND, or IND equivalent application to initiate a Phase 1 clinical trial in the second quarter of 2015. If supported by positive data from the Phase 1 trial, Xenon plans to initiate a proof-of-concept Phase 2 clinical trial in the second half of 2015. It is estimated that in the United States there are approximately 11 million people with moderate acne and 1.2 million people with severe acne. SCD1 is an enzyme involved in lipid synthesis that is expressed in sebaceous glands in the skin. By inhibiting SCD1, XEN801 represents a novel approach to treat acne with a dual mechanism of action expected to reduce both sebum production and the size and number of sebaceous glands.
  Xenon's development of a Nav1.6 sodium channel inhibitor for the treatment of the orphan disorder Dravet Syndrome continues to progress and Xenon expects to file an IND application in 2016. Dravet Syndrome is an orphan disease of severe childhood epilepsy, and represents a high unmet medical need, affecting 7,500-15,000 patients in the United States. Xenon's approach to treating Dravet Syndrome is to develop selective and potent inhibitors of Nav1.6 which have demonstrated efficacy for seizures in a pre-clinical animal model.
  Xenon also anticipates selecting its next drug discovery target in 2015 by leveraging its Extreme Genetics® discovery platform and expertise in ion channel chemistry and biology.

2014 Financial Results

Cash and cash equivalents and marketable securities as of December 31, 2014 were $84.0 million, compared to $49.3 million as of December 31, 2013. On November 10, 2014, Xenon completed its IPO and a concurrent private placement raising net proceeds of $38.4 million. There were 14,181,333 shares outstanding as of December 31, 2014.

For the year ended December 31, 2014, Xenon reported total revenue of $28.4 million, compared to $27.4 million for the same period in 2013. Revenue in both periods was primarily derived from Xenon's collaboration agreements with Teva and Genentech. The increase of $1.0 million was primarily attributable to a $7.9 million milestone payment received in August 2014 from Genentech partially offset by a $5.1 million milestone payment received in September 2013 from Genentech and a $2.1 million decrease in revenue resulting from the change in the foreign exchange rate between the U.S. and Canadian dollar.

Research and development expenses for the year ended December 31, 2014 were $11.8 million, compared to $12.3 million for the same period in 2013. The decrease of $0.5 million was primarily attributable to the change in the foreign exchange rate between the U.S. and Canadian dollar as the majority of Xenon's research and development expenses are incurred in Canadian dollars.   General and administrative expenses for the year ended December 31, 2014 were $5.5 million, compared to $5.3 million in 2013, an increase of $0.2 million, primarily as a result of higher finance-related and overhead expenses.

Other income for the year ended December 31, 2014 was $1.9 million, compared to $2.3 million for the same period in 2013. The decrease of $0.4 million was primarily attributable to a smaller foreign exchange gain due to the change in the foreign exchange rate between the U.S. and Canadian dollar, partially offset by an increase in interest income.

Net income for the year ended December 31, 2014 was $13.0 million, compared to net income of $12.0 million for the same period in 2013. The increase for the 2014 year was primarily due to higher revenue and lower research and development expenses, partially offset by higher general and administrative expenses and a decrease in other income.

Conference Call Today at 4:30 p.m. Eastern Time

Xenon will host a conference call and live audio webcast today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss 2014 financial results and to provide a business update.

To participate in the call, please dial (855) 779-9075 for domestic callers or (631) 485-4866 for international callers, and provide conference ID number 2233926. The webcast will be broadcast live on the investors section of Xenon's website at www.xenon-pharma.com and will be available for replay following the call for 30 days.

About Xenon Pharmaceuticals Inc.

Xenon is a clinical-stage biopharmaceutical company discovering and developing a pipeline of differentiated therapeutics for orphan indications that it intends to commercialize on its own and for larger market indications that the company intends to partner with global pharmaceutical companies. Xenon has built a core enabling discovery platform, referred to as Extreme Genetics®, for the discovery of validated drug targets by studying rare human diseases with extreme traits, including diseases caused by mutations in ion channels, known as channelopathies. Xenon's Extreme Genetics® platform has yielded the first approved gene therapy product in the European Union and a broad development pipeline and multiple pharmaceutical partnerships, including with Teva and Genentech. For more information, please visit www.xenon-pharma.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995 and Canadian securities laws. These forward-looking statements are not based on historical fact, and include statements regarding the sufficiency of our capital position for future periods, the timing of IND or IND equivalent submissions with regulatory agencies, the initiation of future clinical trials, the timing of and results from ongoing clinical trials and pre-clinical development activities, the commercial launch of Glybera in the European Union, our achievement of certain milestones under our collaboration agreements, and the plans of our collaboration partners and their interactions with regulatory agencies. These forward-looking statements are based on current assumptions that involve risks, uncertainties and other factors that may cause the actual results, events or developments to be materially different from those expressed or implied by such forward-looking statements. These risks and uncertainties, many of which are beyond our control, include, but are not limited to: clinical trials may not demonstrate safety and efficacy of any of our or our collaborators' product candidates; our Extreme Genetics® discovery platform may not yield additional product candidates; any of our or our collaborators' product candidates may fail in development, may not receive required regulatory approvals, or may be delayed to a point where they are not commercially viable; we may not achieve additional milestones pursuant to our collaboration agreements; the impact of competition; the impact of expanded product development and clinical activities on operating expenses; adverse conditions in the general domestic and global economic markets; as well as the other risks identified in our filings with the Securities and Exchange Commission and the securities commissions in British Columbia, Alberta and Ontario. These forward-looking statements speak only as of the date hereof and we assume no obligation to update these forward-looking statements, and readers are cautioned not to place undue reliance on such forward-looking statements.

The Xenon logo and "Extreme Genetics" are registered trademarks or trademarks of Xenon Pharmaceuticals Inc. in various jurisdictions.

Xenon Pharmaceuticals Inc.
Condensed consolidated balance sheets
(Audited)
(Expressed in thousands of U.S. dollars except share data)

	December 31,	December 31,
	2014	2013

Assets
Current assets:
Cash and cash equivalents and marketable securities	$84,041	$49,276
Other current assets	901	593
Other assets	2,476	4,618
Total assets	$87,418	$54,487

Liabilities
Current liabilities:
Accounts payable and accrued expenses	$2,664	$2,283
Deferred revenue, current portion	11,622	15,920
Non-current liabilities	353	12,168

Total liabilities	$14,639	$30,371

Redeemable convertible preferred shares	--	102,488

Shareholders' equity (deficit)	72,779	(78,372)
Total liabilities and shareholders' equity (deficit)	$87,418	$54,487

Xenon Pharmaceuticals Inc.
Condensed consolidated statements of operations
(Audited)
(Expressed in thousands of U.S. dollars except share and per share data)
	Year Ended December 31,
	2014	2013	2012

Revenue:
Collaboration revenue	$28,366	$27,352	$14,300
Royalties	4	4	8
	28,370	27,356	14,308
Operating expenses:
Research and development	11,768	12,303	10,455
General and administrative	5,496	5,341	7,006
Total operating expenses	17,264	17,644	17,461

Income (loss) from operations	11,106	9,712	(3,153)
Other income (expense)	1,912	2,320	(1,148)

Net income (loss)	13,018	12,032	(4,301)
Net income attributable to participating securities	--	8,199	--

Net income (loss) attributable to common shareholders	$13,018	$3,833	$ (4,301)

Net income (loss) per share attributable to common shareholders:
Basic	$4.11	$2.87	$ (3.24)
Diluted	$3.28	$1.91	$ (3.24)

Weighted-average shares outstanding:
Basic	3,165,572	1,337,662	1,327,460
Diluted	3,963,797	2,009,106	1,327,460

CONTACT: Ian Mortimer
         Chief Financial Officer
         Xenon Pharmaceuticals Inc.
         Phone: 604.484.3300
         Email: investors@xenon-pharma.com